Exhibit 3.13

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF FORMATION
OF
NEW PUBLIC RANGERS MANAGER, L.L.C.

The undersigned, desiring to amend the Certificate of Formation of New Public Rangers Manager, L.L.C., a Delaware limited liability company (the “Company”) pursuant to Section 18-202 of the Delaware Limited Liability Company Act does hereby certify that:

1.The name of the Company is New Public Rangers Manager, L.L.C.
2.The Certificate of Formation of the Company, dated October 16, 2013, is hereby amended by deleting Section 1 thereof in its entirety and inserting the following in lieu thereof:

"1.    Name. The name of the Company is EnLink Midstream Manager, LLC.”
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Certificate of Formation as of this 15th day of January, 2014.

	By:	/s/ Jeffrey A. Agosta
	Name:	Jeffrey A. Agosta
	Title:	Authorized Person

US 2239883v.2